WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801 FOR IMMEDIATE RELEASE Media Contact: Rebecca Acevedo (215) 253-5566 March 3, 2022 racevedo@wsfsbank.com WSFS Bank Announces Promotion of Christine E. Davis to Executive Vice President, Chief Risk Officer John E. Kveragas, Jr. named Senior Vice President, Chief Auditor WILMINGTON, Del. – WSFS Bank, the primary subsidiary of WSFS Financial Corporation (Nasdaq: WSFS), today announced that Christine E. Davis has been named Executive Vice President, Chief Risk Officer (CRO) reporting to Rodger Levenson, WSFS Chairman, President and CEO. In her new role, she will lead all risk management functions including credit administration, credit risk management, enterprise risk management, real estate services, asset recovery, legal, internal audit, loan review and regulatory compliance. Davis will assume the Chief Risk Officer role following Michael Reed’s decision to return to his previous role as partner in the financial services and corporate groups at Covington & Burling, LLP. “Christine is a respected leader with more than two decades of experience managing risk at WSFS,” said Levenson. “Her collaborative working style and leadership skills coupled with her deep industry knowledge and ability to balance risk and the evolving regulatory landscape make her an ideal fit for this role.” He added, “Christine’s promotion reflects our focus on talent development as she becomes the third member of the Executive Leadership Team to have spent their career at WSFS, reflecting our commitment to thoughtful, deliberate, and continual executive management succession planning.” Levenson added, “Christine and Michael will work closely over the next couple of months to support a smooth leadership transition. We wish Michael well in his return to Covington and we look forward to continuing to work with him as part of our longstanding relationship with the firm.” Davis has been with WSFS for nearly 23 years holding many different roles within Internal Audit. In her most recent role as Chief Auditor, she directed and oversaw the continuous development and implementation of a comprehensive and effective Internal Audit Program throughout the organization, including its subsidiary companies. Davis is a Certified Public Accountant (CPA). She is a native Delawarean and holds a bachelor’s degree in Accounting from California University in Pittsburgh. She resides in Wilmington, Delaware with her husband and two children. John E. Kveragas, Jr. will assume the role of Senior Vice President, Chief Auditor. Kveragas has more than 20 years of auditing experience and most recently served as the Chief Audit Officer for Bryn Mawr Trust. Kveragas is a CPA, a Certified Information Systems Auditor and holds a bachelor’s degree in Accounting from Bloomsburg University, a graduate certificate in business management from University of Delaware, and an MBA from West Chester University. Exhibit 99.1

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About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion-dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally managed bank and trust company headquartered in Delaware and the Greater Philadelphia region. As of December 31, 2021, WSFS Financial Corporation had $15.8 billion in assets on its balance sheet and $34.6 billion in assets under management and administration. WSFS operates from 112 offices, 89 of which are banking offices, located in Pennsylvania (52), Delaware (42), New Jersey (16), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Cash Connect®, Cypress Capital Management, LLC, Christiana Trust Company of Delaware®, NewLane Finance®, Powdermill® Financial Solutions, West Capital Management®, WSFS Institutional Services®, WSFS Mortgage®, and WSFS Wealth® Investments. Serving the Greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

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